Exhibit 99.1

CONTACTS:

Shelly Doran	317.685.7330	Investors
Les Morris	317.263.7711	Media

FOR IMMEDIATE RELEASE

SIMON PROPERTY GROUP SELLS $500 MILLION

OF SENIOR NOTES IN PUBLIC OFFERING

Indianapolis, Indiana — December 10, 2012...Simon Property Group, Inc. (NYSE:SPG) announced today that its majority-owned operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), has agreed to sell $500 million principal amount of its 2.75% senior unsecured notes due February 1, 2023. This offering is expected to close on December 17, 2012.

The Operating Partnership currently expects to use the net proceeds from the public offering for general corporate and partnership purposes.

Barclays Capital Inc., Citigroup Global Markets Inc., UBS Securities LLC, Goldman, Sachs & Co., Morgan Stanley & Co. LLC and RBS Securities Inc. are serving as joint book-running managers and Fifth Third Securities, Inc., Mitsubishi UFJ Securities (USA), Inc., SMBC Nikko Capital Markets Limited and U.S. Bancorp Investments, Inc. are serving as co-managers of the public offering which is being conducted under the Operating Partnership’s shelf registration statement filed with the Securities and Exchange Commission.

When available, copies of the prospectus supplement and accompanying prospectus can be obtained by contacting: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, toll-free at 888-603-5847 or by emailing barclaysprospectus@broadridge.com; Citigroup Global Markets, Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, toll-free at 800-831-9146; and UBS Securities LLC, 299 Park Avenue, New York, NY 10171, Attention: Prospectus Specialist, toll-free at 877-827-6444, ext. 561 3884.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Simon Property Group

Simon Property Group, Inc. (NYSE:SPG) is an S&P 100 company and the largest real estate company in the world.  The Company currently owns or has an interest in 331 retail real estate properties in North America and Asia comprising 241 million square feet. We are headquartered in Indianapolis, Indiana and employ approximately 5,500 people in the U.S.